Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sigmadesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FIRST QUARTER
FISCAL 2012 RESULTS

MILPITAS, CA., MAY 25, 2011 — Sigma Designs®, Inc. (NASDAQ: SIGM), the world’s leader in connected media platforms, today reported financial results and business highlights for its first fiscal quarter ended April 30, 2011.

Net revenue for the first quarter of fiscal 2012 was $60.6 million, down $10.0 million, or 14%, from $70.6 million reported in the previous quarter and down $4.6 million, or 7%, from $65.2 million reported for the same period last year.

GAAP net loss for the first quarter of fiscal 2012 was $5.7 million, or ($0.18) per share.  This compares to GAAP net income of $2.5 million, or $0.08 per diluted share, for the previous quarter and GAAP net income of $1.1 million, or $0.04 per diluted share, in the same period last year.

Non-GAAP net income for the first quarter of fiscal 2012 was $2.3 million, or $0.07 per diluted share.  This compares to non-GAAP net income of $10.1 million, or $0.32 per diluted share, for the previous quarter and non-GAAP net income of $9.2 million, or $0.29 per diluted share, during the same period one year ago.  Non-GAAP adjustments for the first quarter consisted primarily of $4.7 million in amortization expense for acquired intangibles related to acquisitions and $3.2 million in non-cash stock-based compensation expenses.  The reconciliation between GAAP and non-GAAP net income (loss) for all referenced periods is provided in a table immediately following the GAAP financial tables below.

At the end of our first fiscal quarter of 2012, cash, cash equivalents, restricted cash and marketable securities totaled $169 million, or $5.31 per share outstanding, a decrease of $10 million, or $0.35 per share outstanding compared to the beginning of the fiscal year.  This decrease was primarily due to the timing of shipments as well as increased payments for design tools and software during the quarter.

Management Comment

“While we were within the guidance provided during last quarter’s earnings call, we are disappointed with this quarter’s results,” said Thinh Tran, CEO of Sigma Designs.  “Still, we are confident in our connected media platform strategy and remain confident of the mid- and long-term opportunities before us.  Our new generations of media processors, the SMP8650 series and SMP8670 series are being well received by the marketplace and we are encouraged by the design-ins with both service providers and OEMs.”

Mr. Tran continued, "We continue to invest in executing our platform strategy and believe we are well positioned to capitalize on developments in the connected media market.  Over the last year, we have doubled our sales force – resulting in much closer and productive relationships with top service providers globally.  As a result of these efforts, we have much better visibility into design cycle windows and key market requirements.  This has helped us develop our product roadmap and win important new designs which we expect to positively impact our revenues later this fiscal year.  Moreover, we have improved our ability to bring new products to market quickly.  While investments in new products have contributed to a cash decrease in the first quarter, these investments are a testament to the aggressiveness of our product development efforts.  Finally, we continue to enter adjacent businesses such as video encoders, which complement our strong experience in video decoding and home connectivity.  These new products will allow us to leverage our customer base of leading set-top box and consumer electronics OEMs by expanding our footprint with these valued customers as video calling becomes more common."

Recent Highlights

•
We entered into a joint venture with Vietnam Multimedia Corporation.  The joint venture, VSilicon, was formed to develop and market high-performance set-top boxes for digital televisions, smart energy products and home connectivity solutions to help accelerate growth in the Vietnamese market.

•
We announced that Mitsumi is now licensed as a second source for our popular Z-Wave wireless RF technology.  As a second source, Mitsumi will independently produce and deliver the popular Z-Wave modules with a goal of making it easier for large multinational companies and government businesses that require a second source to adopt the technology.  In time, this is expected to lead to continued market share growth and could result in adoption by additional standards organizations.

•
We introduced our recently acquired PL330, a new, low-power HD video encoder processor aimed at capturing high-definition video for video calling on set-top boxes, connected media players, VoIP devices, video phones, video conferencing, TVs and video surveillance devices.  Quanta Computers has integrated this technology into four video conferencing and encoding camera products.

•
We announced that our SMP8652 secure media processor was awarded TMCnet’s coveted Cable Spotlight Product of the Year Award.  The award recognizes companies and products for their most significant accomplishments in the advancement of the cable technology industry.

Investor Conference Call

The conference call relating to Sigma’s first quarter fiscal 2012 results will take place following this announcement at 5:00 PM ET today, May 25, 2011.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 10 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/IR or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles and developed technologies, stock-based compensation, acquisition expenses and the mark-up from cost to fair market value of sold inventory acquired from purchased companies.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of stock-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about Sigma’s mid- and long-term opportunities, the future impact, including any impact on future revenues, of design-ins of Sigma’s SMP8650 series and SMP8670 series and other products, Sigma’s ability to capitalize on developments in the connected media market, the potential opportunities emerging from Sigma’s strategic initiatives, the future activities of VSilicon and its impact on future growth in the Vietnamese market, the expectations arising from licensing Mitsumi as a second source for Sigma’s Z-Wave wireless RF technology, and anticipated features and benefits of Sigma’s new products.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing procedures, that the financial results for the first quarter of fiscal 2012 are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and prosumer and industrial audio/video markets in general, the ramp in demand from Sigma’s set-top box and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks detailed from time to time in Sigma’s SEC reports, including Sigma’s annual report on Form 10-K as filed with the SEC on March 28, 2011.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs, Inc. (NASDAQ: SIGM) is a world leader in connected media platforms.  The company designs and builds the essential semiconductor technologies that serve as the foundation for the world’s leading IPTV set-top boxes, connected media players, residential gateways, home control systems and more.  For more information about Sigma Designs, please visit www.sigmadesigns.com.

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SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)

	April 30,	January 29,
	2011	2011
Assets

Current Assets:
Cash and cash equivalents	$59,819	$72,732
Short-term marketable securities	54,990	47,482
Restricted cash	1,621	1,616
Accounts receivable, net	37,328	31,348
Inventories	38,433	37,714
Deferred tax assets	4,670	4,670
Prepaid expenses and other current assets	8,304	7,493
Total current assets	205,165	203,055

Long-term marketable securities	52,499	57,308
Software, equipment and leasehold improvements, net	31,544	28,392
Goodwill	45,108	44,910
Intangible assets, net	106,940	107,628
Deferred tax assets, net of current portion	13,100	13,051
Long-term investments	4,300	4,300
Other non-current assets	580	595

Total assets	$459,236	$459,239

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$14,328	$15,650
Accrued liabilities	25,234	24,209
Total current liabilities	39,562	39,859

Other long-term liabilities	22,142	21,339
Total liabilities	61,704	61,198

Shareholders’ equity	397,532	398,041

Total liabilities and shareholders' equity	$459,236	$459,239

SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended
	April 30, 2011	January 29, 2011	May 1, 2010
Net revenue	$60,632	$70,605	$65,179

Cost of revenue	30,840	35,708	33,028
Gross profit	29,792	34,897	32,151
Gross margin percent	49.1%	49.4%	49.3%

Operating expenses:
Research and development	21,596	20,205	18,758
Sales and marketing	8,501	8,689	7,322
General and administrative	5,435	4,712	4,935
Total operating expenses	35,532	33,606	31,015

Income (loss) from operations	(5,740)	1,291	1,136
Interest and other income, net	819	580	724

Income (loss) before income taxes	(4,921)	1,871	1,860
Provision for (benefit from) income taxes	749	(601)	746

Net income (loss)	$(5,670)	$2,472	$1,114

Net income (loss) per share:
Basic	$(0.18)	$0.08	$0.04
Diluted	$(0.18)	$0.08	$0.04

Shares used in computing net income (loss) per share:
Basic	31,731	31,479	30,995
Diluted	31,731	32,099	31,586

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended
	April 30, 2011	January 29, 2011	May 1, 2010
GAAP net income (loss)	$(5,670)	$2,472	$1,114

Items reconciling GAAP net income (loss) to non-GAAP net income:

Included in cost of revenue:
Amortization of acquired developed technologies	(2,663)	(2,587)	(2,590)
Mark-up on purchased inventory sold during the period	---	---	(390)
Stock-based compensation	(100)	(129)	(131)
Total related to cost of revenue	(2,763)	(2,716)	(3,111)

Included in operating expenses:
Research and development:
Amortization of acquired intangibles	(35)	(11)	---
Stock-based compensation	(1,532)	(1,557)	(1,700)
Sales and marketing:
Amortization of acquired intangibles	(2,020)	(1,995)	(1,995)
Stock-based compensation	(594)	(569)	(452)
General and administrative:
Acquisition expenses	(89)	---	---
Stock-based compensation	(965)	(796)	(841)
Total related to operating expenses	(5,235)	(4,928)	(4,988)

Net effect of non-GAAP adjustments	(7,998)	(7,644)	(8,099)

Non-GAAP net income	$2,328	$10,116	$9,213

Non-GAAP net income per diluted share	$0.07	$0.32	$0.29